Exhibit 99

ORIENT-EXPRESS HOTELS ANNOUNCES FIRST QUARTER RESULTS.

Hamilton, Bermuda, May 3, 2006. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), investor and manager of 50 deluxe hotel, restaurant, tourist train and river/canal cruise properties in 25 countries, today announced its results for the first quarter ended March 31, 2006.

The net loss for the period was $7.6 million (loss of $0.19 per common share) on revenue of $81.5 million, compared with a net loss of $1.6 million (loss of $0.04 per common share) on revenue of $82.2 million in the first quarter of 2005. This is ahead of street consensus. The first quarter is a traditional loss-making period for the company because many of its northern hemisphere hotels are closed and its Venice Simplon-Orient-Express tourist train, Royal Scotsman and Afloat in France canal cruises do not operate for most of the quarter. The loss this year was increased by the company’s decision to close Reid’s in Madeira and La Residencia in Mallorca for major works (estimated adverse impact was $4 million or 10 cents per common share). Both properties re-opened last month. The company also carried the full quarter costs of the Hotel Caruso Belvedere in Ravello (closed in the winter) and the Grand Hotel Europe in St Petersburg (low season) for the first time (estimated adverse impact was $2 million or 5 cents per common share). Depreciation was up $1.5 million compared with the first quarter of 2005 while interest increased by $4.8 million (interest included $3 million of foreign exchange gains in the first quarter of 2005 which were not repeated in 2006). The depreciation and interest increases are a function of increased capital investment, amortization of deferred finance cost and higher interest charges.

Mr James B Sherwood, Chairman, said that he was pleased with the company’s performance in those parts of the world where the first quarter is high season. “EBITDA of our southern Africa hotels was $4 million, up 21% from $3.3 million in the first quarter of 2005. In South America our hotels recorded a 41% increase to $5.2 million from $3.7 million in the prior year period. South Pacific hotel results were up to $0.4 million from $0.1 million. PeruRail recorded a 34% gain to $1.6 million from $1.2 million in the year earlier period”.

Mr Sherwood commented on several events which have occurred since the beginning of the year, although some of them have been previously announced. He indicated that the acquisition of the minority shareholding in the Maroma Resort & Spa, along with 25 acres of development land, comes at a time when second quarter results from the property are exceptionally strong. The company also recently acquired a 75% interest in the Casa de Sierra Nevada in San Miguel de Allende, Mexico.

Mr Sherwood said that Mr D J O’Sullivan has decided not to stand for re-election to the company’s board at the June, 2006 annual general meeting of shareholders. Mr O’Sullivan was representing the interests of the company’s former parent which no longer is a shareholder. He thanked Mr O’Sullivan for his wise counsel since Orient-Express Hotels’ IPO in 2000.

He said he was pleased to announce that Prudence Leith has agreed to stand for election to the board as an independent director at the forthcoming annual general meeting. Ms Leith is a noted restaurateur and author, having founded the Leith’s Fine Food group. She is a highly experienced director of public companies having served on the boards of British Railways, Whitbread, Halifax and Safeway and is currently serving on the boards of Woolworths, Omega International and National Healthcare.

Mr Simon M C Sherwood, President, said that same store RevPAR increased 10% (12% in local currency) to $234 from $212 in the year earlier period.

He reviewed performance by region as follows:

Europe. EBITDA of owned hotels was a loss of $7.2 million, $4 million greater than in the prior year period, due to the Reid’s and La Residencia closures and the first time burden of Caruso Belvedere’s costs.

North America. EBITDA of owned hotels was $6 million, the same as in the year earlier period, however, the company expects to receive $1.1 million of business interruption insurance payments later this year attributable to the first quarter, in connection with hurricane damage to Maroma and the Windsor Court. These payments can only be taken to earnings when realized. La Samanna had an excellent quarter, with EBITDA of $3.6 million compared with $3 million in the prior year period. Keswick and Inn at Perry Cabin also registered gains. Net of the hurricane effect EBITDA in North America was up 15% to $7.1 million.

Southern Africa. EBITDA of owned hotels was $4 million compared with $3.3 million in the prior year period. The Mount Nelson in Cape Town reported most of the gain.

South America. EBITDA of owned hotels was $5.2 million compared with $3.7 million in the prior year period. Both the Copacabana Palace and the Miraflores Park were well ahead.

South Pacific. EBITDA of owned hotels was $0.4 million compared with $0.1 million in the prior year period. Most of the improvement came from Bora Bora Lagoon Resort.

Management fees. EBITDA was $3.4 million compared with $2.9 million in the year earlier period.

Restaurants. EBITDA increased $0.1 million to $1.1 million.

Tourist trains and river cruises (including PeruRail). EBITDA was $0.2 million compared with a prior year loss of $0.1 million. PeruRail was largely responsible for the improvement.

He noted that the Venice Simplon-Orient-Express wheel sets have now been entirely renewed at a cost of $8 million. The new sets afford a more comfortable ride and will reduce maintenance and other running costs.

Pansea Orient-Express Hotels. Orient-Express Hotels has invested in this business through a convertible loan and has an option to acquire the entire company at a pre-determined multiple of EBITDA. Only the interest received on the loan is recorded as income from this business. Pansea’s EBITDA was $0.5 million in the first quarter, similar to the prior year period despite the Bali bombing effect.

Simon Sherwood said that refinancing of the company’s main borrowing facilities is well advanced and is expected to be completed in the second quarter. As a result the write-off of deferred finance cost was lower than anticipated in the first quarter. The residual write-off delayed to the second quarter is estimated to be $1.8 million. He indicated that the company is currently negotiating the purchase of several parcels of real estate connected to its and Pansea’s properties. “We think these parcels have exceptionally profitable development opportunities. Construction of our Cupecoy Village and Marina in St Martin is proceeding to plan and we are forecasting another eight sales at Keswick this year which will leave us with 40 sites for sale at year end”.

“Work is well advanced on the reconstruction of 15 units at El Encanto in Santa Barbara and reconstruction of public spaces will start this coming late summer or autumn. At the same time we expect to open the large new banqueting rooms at the Copacabana Palace in Rio de Janeiro”.

“We have identified several unique additions to our hotel portfolio and hope to be in a position to announce them later in the year,” he concluded.

***

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

***

Orient-Express Hotels will conduct a conference call tomorrow, May 4, 2006 at 10.00 AM (EDT) which is accessible at 1 866 224 2972 (US toll free) or +44 1452 568 061 (Standard International access). A re-play of the conference call will be available until 5.00 PM (EDT) Wednesday, May 10, 2005 and can be accessed by calling 1 866 247 4222 (US toll free) or +44 1452 550 000 (Standard International #) and entering replay access number 8320851. A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2006

SUMMARY OF OPERATING RESULTS

	Three months ended March 31
$’000	2006	2005
Revenue
Owned hotels
- Europe	12,385	16,787
- North America	22,905	23,493
- Rest of World	29,828	25,201
Hotel management & part ownership interests	3,370	2,927
Restaurants	5,388	5,242
Trains & Cruises	7,615	8,564
Total revenue	81,491	82,214

Operating Profits
Owned hotels
- Europe	(7,167)	(3,124)
- North America	6,021	6,158
- Rest of World	9,577	7,094
Hotel management & part ownership interests	3,370	2,927
Restaurants	1,098	1,012
Trains & Cruises	166	(108)
Central overheads	(4,532)	(4,497)
EBITDA	8,533	9,462
Depreciation & Amortization	(9,384)	(7,818)
Interest	(8,310)	(3,499)
Earnings before Tax	(9,161)	(1,855)
Tax	1,550	298
Net earnings on common shares	(7,611)	(1,557)

Earnings per common share	(0.19)	(0.04)

Numbers of shares – millions	39.41	34.76

Dividends per common share	0.025	0.025

ORIENT-EXPRESS HOTELS LTD

Three Months Ended March 31, 2006

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2006	2005
Average Daily Rate (in dollars)
Europe	314	365
North America	347	386
Rest of World	310	305
Worldwide	323	346

Rooms Sold (thousands)
Europe	16	23
North America	38	39
Rest of World	58	50
Worldwide	112	112

RevPar (in dollars)
Europe	108	162
North America	266	254
Rest of World	210	187
Worldwide	199	201

			Change %
			Dollars	Local Currency
Same Store RevPAR (in dollars)
Europe	103	108	-4%	5%
North America	369	347	6%	6%
Rest of World	216	191	13%	16%
Worldwide	234	212	10%	12%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$’000	March 31 2006	December 31 2005

Assets

Cash	$39,257	$38,397
Accounts receivable	59,455	59,061
Due from related parties	18,360	17,549
Prepaid expenses and other	15,402	13,061
Inventories	31,375	29,636
Real estate assets	18,821	12,149
Total current assets	182,670	169,853

Property, Plant and Equipment, net of accumulated depreciation	1,046,979	1,017,175
Investments	124,780	129,681
Intangible assets	65,993	62,867
Other assets	40,897	35,986
	$1,461,319	$1,415,562

Liabilities and Shareholders’ Equity

Working capital facilities	56,259	47,108
Accounts payable	29,651	22,680
Due to related parties	51	7,374
Accrued liabilities	47,111	43,545
Deferred revenue	28,745	19,339
Current portion of long-term debt and capital leases	64,144	72,151
Total current liabilities	225,961	212,197

Long-term debt and obligations under capital leases	534,408	496,156
Deferred income taxes	31,010	29,656
Minority interest	3,578	4,153

Shareholders’ equity	666,362	673,400
	$1,461,319	$1,415,562